Exhibit 99.2

News Release

General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy Announces Pricing of Common Stock Offering

HOUSTON—(GLOBE NEWSWIRE)—Jan. 31, 2017—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), announced today the pricing of an underwritten public offering of 10,000,000 shares of the Company’s common stock at a price of $12.50 per share for total gross proceeds (before underwriting discounts and estimated offering expenses) of $125 million. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of its common stock. The offering is expected to settle or close on February 6, 2017, subject to customary closing conditions. The Company intends to use the net proceeds from this offering for general corporate purposes, including working capital.

J.P. Morgan Securities LLC, Citigroup and Johnson Rice & Company L.L.C are acting as joint book-running managers for the offering. The offering will be made only by means of a prospectus supplement and the accompanying base prospectus. An investor may obtain free copies of both the prospectus supplement and the accompanying base prospectus by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, Sanchez or the book-running managers will arrange to send you the prospectus supplement and the accompanying base prospectus if you request them by contacting J.P. Morgan Securities LLC, via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by calling toll-free at (866) 803-9204, Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling toll-free at (800)-831-9146, or Johnson Rice & Company L.L.C., attn: Syndicate Department, 639 Loyola Avenue, Suite 2275, New Orleans, Louisiana 70112, or by telephone at (800) 443-5924.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The offering is being made pursuant to an effective registration statement on Form S-3 previously filed by the Company with the Securities and Exchange Commission

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas where we have assembled over 275,000 net acres. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

COMPANY CONTACT:

Howard J. Thill

EVP & Chief Financial Officer

(713) 783-8000

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Investor Relations & Capital Markets

(713) 756-2797